Exhibit 10.1

Bid Execution Version

MORGAN STANLEY SENIOR FUNDING, INC.
1585 Broadway
New York, New York 10036

CONFIDENTIAL

October 1, 2026

ON Semiconductor Corporation
5701 N. Pima Road
Scottsdale, Arizona 85250

Attn: Mr. Thad Trent, Chief Financial Officer

Project Sonic
$2.45 Billion Senior Secured Term Loan Facilities
Commitment Letter

Ladies and Gentlemen:

ON Semiconductor Corporation, a Delaware corporation (the “Company” or “you”), has advised Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSF”, and MSSF together with each person that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 3 hereof, collectively, the “Commitment Parties,” “we” or “us”) that the Company intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of a company previously identified to the Commitment Parties as “Sonic” (the “Target” and, together with its subsidiaries, the “Acquired Business”) pursuant to that certain Amended and Restated Agreement and Plan of Merger (together with all exhibits, schedules, appendices and other attachments thereto, as the same may be amended, supplemented or modified from time to time in a manner not in contravention of Section 1 of Exhibit B hereto, the “Acquisition Agreement”), dated on or about the date hereof, by and among the Company, a newly-formed Delaware corporation and wholly owned subsidiary of the Company, and the Target. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Exhibits hereto. This commitment letter, together with all Exhibits hereto, is referred to as this “Commitment Letter”.

The Company intends to fund the cash purchase price under the Acquisition Agreement and to pay fees, costs and expenses related to the Acquisition and other related transactions with a combination of (a) cash on the Company’s balance sheet and (b) proceeds of borrowings by the Company under (i) a term loan A credit facility having the terms set forth in Exhibit A to this Commitment Letter (the “Term Loan A Credit Facility”) in an aggregate principal amount of up to $1,000,000,000 and (ii) a term loan B credit facility having the terms set forth in Exhibit A to this Commitment Letter (the “Term Loan B Credit Facility” and, collectively with the Term Loan A Credit Facility, the “Term Facilities” and each a “Term Facility”) in an aggregate principal amount of up to $1,450,000,000.

The Acquisition and the other transactions described above are collectively referred to herein as the “Transactions”.

1.	Commitments and Roles

We are pleased to advise you of our commitment to provide 100% of the aggregate principal amount of the Term Facilities on the terms set forth in this Commitment Letter and subject only to the satisfaction or waiver by each of the Commitment Parties of the conditions set forth in Exhibit B hereto.

You hereby appoint MSSF to act, and MSSF hereby agrees to act, as (i) solely to the extent the Term Facilities are documented separately from the credit facilities under the Existing Company Credit Agreement (as defined below), sole and exclusive administrative agent and collateral agent (in such capacities, the “Administrative Agent”), and (ii) as sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Term Facilities, in each case, on the terms set forth in this Commitment Letter and the Fee Letter (as defined below); provided, that within 12 business days after the Countersign Date, you may appoint additional financial institutions reasonably acceptable to you (and in consultation with the Commitment Parties) as additional lead arrangers, joint bookrunners, agents or co-agents, managers or co-managers (the “Additional Arrangers” and together with the Lead Arranger, the “Arrangers” and each, an “Arranger”) in respect of the Term Facilities, and award such Additional Arrangers titles or confer other titles in a manner and with economics determined by you (in consultation with the Commitment Parties), so long as (w) in no event shall MSSF and/or its affiliates receive less than 15% and 25% of the aggregate fees paid to the Arrangers with respect to the Term Loan A Credit Facility and Term Loan B Credit Facility, respectively, (x) each such Additional Arranger shall assume a proportionate share of the commitments with respect to the applicable Term Facility equal to the fees you have awarded to such Additional Arranger, (y) no Additional Arranger shall receive fees with respect to the Term Facilities in excess of the fees paid to MSSF and its affiliates and (z) MSSF shall have “lead left” placement in all offering or marketing materials used in connection with the Term Facilities and will have the roles and responsibilities customarily associated with such name placement.  Upon the execution by any Additional Arranger of customary joinder or amendment documentation reasonably acceptable to you and us, each such Additional Arranger shall thereafter constitute a “Commitment Party” and an “Arranger” hereunder with all the rights and responsibility of a “Commitment Party” and an “Arranger”.  Except as expressly set forth herein, you agree no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) by the Company or any of its subsidiaries in connection with the Term Facilities unless you and we shall so agree. Each of the Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles.

2.	Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject only to the satisfaction, or waiver by each of the Commitment Parties, of the conditions set forth in Exhibit B. It is understood and agreed that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facility Documentation) other than those that are set forth in Exhibit B (and upon satisfaction, or waiver by each of the Commitment Parties, of the conditions set forth in Exhibit B, the funding under the applicable Term Facility shall occur).

Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Facility Documentation or any other agreement between you and us concerning the Term Facilities, (a) the only representations and warranties the accuracy of which will be a condition to the availability or funding of each Term Facility on the Closing Date will be (i) the representations and warranties made by the Target in the Acquisition Agreement as are material to the interest of the Lenders (in their capacities as such), but only to the extent that you or your applicable subsidiary have the right (taking into account any cure period) to terminate your or its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of any inaccuracy of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the applicable Facility Documentation shall be in a form such that they do not impair the availability or funding of the applicable Term Facility on the Closing Date if the applicable conditions set forth or referred to in Exhibit B (limited on the Closing Date as indicated therein) are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent any security interest in any Collateral is or cannot be provided and/or perfected on the Closing Date (other than the provision and perfection of security interests in any asset pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”)) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability or funding of the Term Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Company (but, in any event, not later than ninety (90) days after the Closing Date or such longer period as may be agreed by the Administrative Agent, in its sole discretion, and the Borrower acting reasonably without any requirement for Lender consent)). For purposes hereof, “Specified Representations” means the representations and warranties of the Company and the Guarantors set forth in the Facility Documentation relating to due organization and existence of the Company and the Guarantors; requisite power and authority of the Company and the Guarantors to enter into the Facility Documentation and to consummate the transactions thereunder; due authorization, execution and delivery by the Company and the Guarantors of the Facility Documentation and enforceability of the Facility Documentation against the Company and the Guarantors; no conflicts of the Facility Documentation and the transactions thereunder with the Company’s and the Guarantors’ organizational documents or any instruments evidencing or governing committed or funded debt for borrowed money in an aggregate principal amount of $250,000,000 or more; Investment Company Act; Federal Reserve margin regulations; solvency of the Company and its subsidiaries, on a consolidated basis, as of the Closing Date (after giving effect to the Transactions) (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B); proceeds not used in violation of the Patriot Act, OFAC regulations, the FCPA or any other applicable anti-corruption or sanctions laws; and subject to permitted liens and the limitations set forth above, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions set forth in this paragraph, are referred to as the “Limited Conditionality Provision”.

3.	Syndication

If a Successful Syndication (as defined in the Fee Letter) has not been achieved within 12 business days after the Countersign Date, the Arranger reserves the right to syndicate the Term Loan B Credit Facility to banks and other financial institutions (collectively, the “Lenders”) promptly after the execution of this Commitment Letter and the public announcement of the Acquisition to be consummated pursuant to the Acquisition Agreement. The Arranger will manage and determine, in consultation with you, all aspects of the syndication of the Term Loan B Credit Facility; provided that we will not syndicate the Term Loan B Credit Facility to (a) persons that are determined by you to be competitors of you or your subsidiaries and that you have identified, by name, in writing to the Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date and (b) affiliates of any person described in clause (a) above (other than bona fide debt fund affiliates) if such affiliates are identified, by name, by you in writing to the Arranger from time to time after the date hereof and prior to the Closing Date or to the Administrative Agent from time to time after the Closing Date or are otherwise clearly identifiable as an affiliate of such person based solely on the similarity of such affiliate’s name to the name of such person (collectively, the “Disqualified Lenders”).

To facilitate an orderly and successful syndication of the Term Loan B Credit Facility, you agree that, until the earlier of (a) the Closing Date and (b) the date upon which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), you will not, and will cause your subsidiaries not to, and you agree to use commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement) to cause the Target and its subsidiaries not to, in each case, without the prior written consent of the Arranger, syndicate or issue or announce the syndication or issuance of any debt facility or any debt security of the Company, the Target or their respective subsidiaries, including any extension or refinancing of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the primary syndication of the Term Loan B Credit Facility (other than (i) the Term Facilities, (ii) any amendment to, or refinancing of, or borrowings under (including the issuance of any letters of credit under), that certain Credit Agreement, dated as of June 22, 2023, by and among the Company, as borrower, the several lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain other parties (the “Existing Company Credit Agreement”) that does not increase the amount available thereunder, (iii) any borrowings (including issuances of letters of credit thereunder) under any revolving credit facilities of the Target or the Acquired Business (and any amendments, restatements, amendments and restatements, extensions and renewals of the same), (iv) any trade or customer related financings, intercompany indebtedness, capital and finance leases, equipment financings, purchase money debt, overdraft facilities, receivables financings, warehouse financings, factoring arrangements, sale leaseback arrangements, letter of credit and bank guarantee facilities and working capital facilities, in each case incurred in the ordinary course of business, (v) any issuance or incurrence of indebtedness in order to renew, replace or refinance the Company’s 0% convertible senior notes due 2027, 0.50% convertible senior notes due 2029 and/or 3.875% senior notes due 2028, (vi) any issuances of commercial paper or the receipt of funding or grants from any governmental authority or regulatory authority, (vii) any indebtedness of the Acquired Business not prohibited to be incurred under the Acquisition Agreement, (viii) other indebtedness to the extent the net cash proceeds of such debt are utilized to refinance any debt within nine months of the maturity thereof and to pay any fees or other amounts in respect thereof or otherwise in connection therewith (including any prepayment or redemption premiums and accrued interest thereon) and (ix) other indebtedness (other than to finance the Acquisition) not to exceed $100,000,000 in the aggregate).

Until the Syndication Date, the Company agrees to use commercially reasonable efforts to actively assist and, if requested by the Arranger to use commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to your limitation on your rights set forth in the Acquisition Agreement) to cause the Target to actively assist, the Arranger in completing the syndication of the Term Loan B Credit Facility reasonably satisfactory to the Arranger and the Company. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the Arranger’s syndication efforts benefit from the existing lending and investment banking relationships of the Company, (b) your assistance (and your using commercially reasonable efforts (to the extent practical and appropriate and in all instances subject to your limitation on your rights set forth in the Acquisition Agreement) to cause the Target to assist) in the preparation of a customary information memorandum and other customary marketing materials to be used in connection with the syndication of the Term Loan B Credit Facility regarding the Company, the Target and their respective subsidiaries and the Transactions (collectively, the “Marketing Materials”), (c) hosting, with the Arranger and appropriate members of your senior management, a reasonable number of meetings of prospective Lenders (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Arranger in consultation with you) at times and locations to be mutually agreed (which meetings may be held by videoconference) (and, to the extent practical and appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, using your commercially reasonable efforts to cause the senior management of Target to be available for such meetings) and (d) your using commercially reasonable efforts to obtain, as promptly as practicable following the date hereof and prior to the launch of any syndication, updated public corporate ratings (but no specific rating) of the Company and public ratings (but no specific rating) of the Term Loan B Credit Facility, in each case after giving effect to the Transactions, from each of Moody’s Investor Services, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business (“S&P”). In addition, you agree, prior to the Syndication Date, to use commercially reasonable efforts to promptly prepare and provide, and to use your commercially reasonable efforts (to the extent practical and appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement) to cause the Target to promptly prepare and provide, to the Arranger all customary information with respect to the Company, the Target, their respective subsidiaries and the transactions contemplated hereby, including customary financial projections, as the Arranger may reasonably request in connection with the syndication of the Term Loan B Credit Facility. It is understood that, without limiting your representation and warranty set forth in Section 5 hereof, none of the Company, the Target or the Acquired Business will be required to provide any information to the extent that the provision thereof would, in its good faith judgment, violate (i) any attorney-client privilege (or result in the loss thereof), (ii) any law, rule or regulation applicable to the Company, the Target or their respective subsidiaries or (iii) any obligation of confidentiality to a third party binding on the Company, the Target or their respective subsidiaries (so long as such confidentiality obligation was not entered into in contemplation of the Transactions); provided that (x) to the extent permitted, you provide us with notice of the existence of any such information that is being withheld and (y) you shall use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not result in a loss of such attorney-client privilege or violate the applicable law, rule, regulation or obligation. You agree that, after the Closing Date, the Arranger has the right to describe its services to you in a “tombstone” advertisement or as part of a “case study” incorporated into promotional materials or in financial and other newspaper advertisements (and, in connection therewith, to download copies of your trademark logos from your website and to use such logos in such advertisements or materials), in each case, at its own expense.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arranger’s request, you agree to assist, and to use commercially reasonable efforts (to the extent practical and appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement) to cause the Target to assist, in the preparation of an additional version of the Marketing Materials that does not contain material non-public information concerning the Company, the Target or their subsidiaries or securities of any of the foregoing (collectively, “MNPI”) and which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders unless you notify the Arranger promptly (including by e-mail) within a reasonable period of time prior to the intended distribution that any such document contains MNPI (provided that each such document has been provided to you for review a reasonable period of time prior thereto): (a) drafts and final versions of the definitive documents relating to the Term Loan B Credit Facility; (b) administrative materials prepared by the Arranger for prospective Lenders under the Term Loan B Credit Facility (including, without limitation, a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Term Loan B Credit Facility. If you advise us in writing (including by email), within a reasonable period of time prior to distribution, that any of the foregoing should not be distributed to Public Lenders, then Public Lenders will not receive any such materials without your consent.  Before distribution of any Marketing Materials in connection with the syndication of the Term Loan B Credit Facility, to the extent requested by the Arranger, you agree to provide us with a customary letter authorizing the dissemination of such materials, which shall include a customary representation by you as to the accuracy of the Marketing Materials without any qualification as to knowledge (except, prior to the Closing Date, with respect to information concerning the Acquired Business to the extent such information is covered by an authorization letter from the Target without qualification as to knowledge) and, in the case of information contained in the Marketing Materials being disseminated to prospective Public Lenders (“Public Information Materials”), confirming the absence of MNPI therein (and, to the extent practical and appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement, you will use commercially reasonable efforts to cause the Target and the Acquired Business, solely with respect to the information concerning the Acquired Business, to provide such customary authorization letter to the Arranger containing such representations, it being understood that in the event no such authorization letter is provided by the Target or the Acquired Business, the authorization letter provided by you shall cover the Acquired Business without any qualification as to knowledge). The Marketing Materials provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating us, you, the Target and our, your and their respective affiliates with respect to any misuse or use thereof and of any related materials by the recipients thereof. In addition, at the Arranger’s request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree and we acknowledge that unless specifically labeled “PUBLIC”, no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Term Loan B Credit Facility, whether through an Internet site (including, without limitation an IntraLinks, DebtDomain or SyndTrak workspace), electronically, in presentations, at meetings or otherwise may contain MNPI.

Notwithstanding anything to the contrary contained in this Commitment Letter, (a) without limiting the conditions set forth in Exhibit B hereto or your obligations to assist with syndication efforts as set forth herein, it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication (or your assistance with respect to such syndication) of, or receipt of commitments in respect of, any Term Facility nor the obtaining of any ratings as set forth above, and that neither the commencement of nor completion of the syndication of any Term Facility shall constitute a condition to the availability or funding of the Term Facilities on the Closing Date and (b) notwithstanding our right to syndicate the Term Loan B Credit Facility and to receive commitments with respect thereto, (subject to the limitations contained herein), (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder (including its obligation to fund the Term Facilities on the Closing Date) in connection with the syndication of any Term Facility until after the funding of the Term Facilities on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of any Term Facility shall become effective (as between the Company and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the funding of the Term Facilities on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Term Facilities on the Closing Date has occurred; provided that the preceding clauses (x), (y) and (z) shall not apply to any reduction of commitments of MSSF in connection with the appointment of an Additional Arranger pursuant to the second paragraph of Section 1 hereof.

4.	Fees

Our fees for services related to the Term Facilities are set forth in a separate fee letter (the “Fee Letter”) between the Company and MSSF dated the date hereof. As consideration for the execution and delivery of this Commitment Letter by MSSF, you agree to pay the fees set forth in the Fee Letter as and when payable in accordance with the terms thereof.

5.	Information

You represent and warrant that (a) all written factual information concerning the Company, the Target or their respective subsidiaries (other than projections and other forward-looking information and information of a general economic or industry-specific nature) that has been or will be made available to any Commitment Party, any Lender or any of their respective affiliates by or on behalf of the Company in connection with the Transactions is and will be, when taken as a whole, complete and correct in all material respects and does not and will not, when furnished, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (in each case, after giving effect to all supplements thereto provided); provided that such representation and warranty made as of a date prior to the Closing Date with respect to any information provided on behalf of or relating to the Acquired Business is made only to your knowledge, and (b) the projections and other forward-looking information that have been or will be made available to any Commitment Party, any Lender or any of their respective affiliates by or on behalf of the Company in connection with the Transactions have been and will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable when made and when made available to any Commitment Party, any Lender or any of their respective affiliates (it being understood that the projections are as to future events and are not to be viewed as facts, the projections or other forward-looking information are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projections or other forward-looking information will be realized and that the actual results during the period or periods covered by any such projections or other forward-looking information may differ significantly from the projected results and such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the information or projections or other forward-looking information were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (and with respect to the Acquired Business, use commercially reasonable efforts (to the extent practical and appropriate and subject to the limitations on your rights set forth in the Acquisition Agreement) to cause the Target to supplement) the information or projections or other forward-looking information so that such representations and warranties will be correct in all material respects.  You understand that, in providing our services pursuant to this Commitment Letter, we may use and rely upon and assume the accuracy and completeness of all such information and projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness thereof. Notwithstanding anything set forth above, the accuracy of the foregoing representations and warranties, whether or not supplemented, and any obligation to supplement the information and the projections, shall not be a condition to the availability or funding of the Term Facilities on the Closing Date.

6.	Indemnification and Expenses

You hereby agree (a) to indemnify promptly upon demand and hold harmless each of the Commitment Parties, their respective affiliates and each director, officer, employee, partner, member, trustee, advisor, representative or agent of any of the foregoing (each of the foregoing, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including fees, charges and disbursements of counsel, but limited to the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one firm of counsel representing all of the Indemnified Persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for the affected Indemnified Persons similarly situated (and, if necessary, one additional firm of local counsel in each appropriate jurisdiction))), joint or several, of any kind or nature whatsoever that may be brought or threatened by the Company, the Target, any of their respective equity holders, security holders or creditors or any affiliates of any of the foregoing or any other person and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim and whether or not the Transactions are consummated and without regard to the exclusive or contributory negligence of any Indemnified Person) as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Term Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Term Facilities; provided that you will not have to indemnify and hold harmless an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same (i) shall have been determined by a court of competent jurisdiction, in a final and non-appealable judgment, to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its Related Parties (as defined below) or (B) such Indemnified Person’s or its Related Parties’ material breach of this Commitment Letter or (ii) resulted from disputes solely among Indemnified Persons not arising from or in connection with any act or omission by the Company, the Target or any of their respective affiliates (other than any action, suit, proceeding (including an investigation or inquiry) or claim against any Indemnified Person in its capacity or in fulfilling its role as the Administrative Agent, the Arranger or other titled role under the Term Facilities) and (b) to reimburse each Commitment Party for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable, documented or invoiced out-of-pocket fees, charges and disbursements of counsel, but limited to the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one firm of counsel representing all of the Commitment Parties and their affiliates, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all the Commitment Parties and their affiliates, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Commitment Party affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, of another firm of counsel for the affected Commitment Parties similarly situated (and, if necessary, one additional firm of local counsel in each appropriate jurisdiction))) incurred in connection with the Term Facilities and the preparation, negotiation, execution and delivery of any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Facility Documentation) or the administration, amendment, modification or waiver thereof and in connection with the enforcement of any of its rights and remedies hereunder.

You shall not be liable for any settlement of any action, suit, proceeding or investigation effected without your prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your prior written consent or if there is a final judgment in any such action, suit, proceeding or investigation, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 6.  You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened action, suit, proceeding or investigation against an Indemnified Person in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person from all liability or claims that are the subject of such action, suit, proceeding or investigation and (b) does not include any statement as to any admission of fault by or on behalf of such Indemnified Person. For purposes hereof, “Related Party” of any person (a “specified person”) means any (or all, as the context may require) of such specified person’s controlled affiliates and controlling persons and its and their respective directors, officers, employees, advisors, agents and other representatives thereof and, in the case of advisors, agents and other representatives, only to the extent acting on behalf or at the instruction of such specified person or its controlled affiliates or controlling persons; provided, that each reference to a controlling person, controlled affiliate, director, officer or employee in this sentence pertains to a controlling person, controlled affiliate, director, officer or employee involved in the negotiation or syndication of this Commitment Letter and the Term Facilities.

Notwithstanding any other provision of this Commitment Letter (but subject to, and without limiting, your indemnification and reimbursement obligations set forth herein or in the Facility Documentation), (a) in no event shall any Commitment Party or any of its affiliates or any director, officer, employee, partner, member, trustee, advisor, representative or agent of any of the foregoing (each of the foregoing, an “Arranger-Related Person”) be responsible or liable to you or any other person for damages arising from the use or misuse by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent any such damages result directly and primarily from the gross negligence, bad faith or willful misconduct of such Arranger-Related Person or its Related Parties (as determined by a court of competent jurisdiction by final and nonappealable judgment) and (b) neither any Arranger-Related Person nor you will be responsible or liable for any indirect, special, punitive or consequential damages that may be alleged as a result of this Commitment Letter, the Fee Letter, the Term Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Term Facilities.

7.	Assignments

No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void), provided that (a) each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its affiliates (except that, in the case of an assignment of a commitment, such Commitment Party shall not be released from its funding obligations hereunder in connection with such assignment unless consented to by the Company or until such affiliate has funded its obligations in respect of the commitment so assigned on the Closing Date) and (ii) in the case of MSSF, to any Additional Arranger that becomes a party to this Commitment Letter pursuant to the second paragraph of Section 1 hereof (and upon any such assignment, MSSF will be released from that portion of its commitments and agreements that has been so assigned) and (b) any Commitment Party’s commitment and agreements hereunder may be performed by or through its affiliates.

8.	USA PATRIOT Act Notification

Each Commitment Party notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (as amended, supplemented or modified from time to time, the “Patriot Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and each Lender may be required to obtain, verify and record information that identifies the Company, including the name and address of the Company and other information that will allow such Commitment Party or such Lender to identify the Company in accordance with the Patriot Act, the Beneficial Ownership Regulation and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

9.	Confidentiality

Please note that this Commitment Letter, the Fee Letter and their respective terms or substance may not be disclosed by you, directly or indirectly, to any other person or circulated or referred to publicly without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) you may disclose this Commitment Letter, the Fee Letter and the terms hereof and thereof to your subsidiaries and your and their respective officers, directors, employees, legal counsel, agents, advisors and independent auditors on a confidential and “need to know” basis, (b) you may disclose this Commitment Letter or the terms hereof (but not the Fee Letter or the terms thereof, unless redacted in a manner reasonably satisfactory to the Arranger) to the Target and its officers, directors, employees, legal counsel, agents, advisors and independent auditors on a confidential and “need to know” basis, (c) following your return of an executed counterpart of this Commitment Letter and the Fee Letter to the Arranger as provided below, you may disclose this Commitment Letter and the terms hereof (but not the Fee Letter or the terms thereof) in any syndication or other marketing materials in connection with the Term Facilities or any other debt financing in connection with the Acquisition or in any public filing relating to the Transactions (including in any proxy statement relating to the Acquisition), (d) following your return of an executed counterpart of the Commitment Letter and the Fee Letter to the Arranger, you may file a copy of any portion of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by, or on the basis of advice of counsel advisable under, law or regulation to be filed, (e) you may disclose, on a confidential basis, the existence and contents of this Commitment Letter, including the Exhibits hereto (but not the Fee Letter) to any rating agency, (f) you may disclose this Commitment Letter, the Fee Letter, and the terms hereof and thereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof), (g) you may disclose the aggregate fee amounts contained in the Fee Letter (but without disclosing any specific fees or any other economic term set forth in the Fee Letter) in financial statements or as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Facilities or any other debt financing in connection with the Acquisition or in any public filing relating to the Transactions (including in any proxy statement relating to the Acquisition) and (h) you may disclose this Commitment Letter, the Fee Letter, the terms hereof and thereof and such communications in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of the Company; provided, however, that nothing herein will prevent such Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent practicable and not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, its affiliates or representatives, (d) to such person’s affiliates and to its and their respective officers, directors, employees, partners, members, advisors, representatives, independent auditors and other experts or agents on a confidential and “need to know” basis, (e) to prospective lenders or other investors, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, its subsidiaries or its or their obligations under the Term Facilities (or, in each case, any of their respective advisors), in each case, excluding any Disqualified Lender and subject to the recipient’s acknowledgement and acceptance that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Arranger, including pursuant to the confidentiality terms set forth on the Marketing Materials) in accordance with the Arranger’s or other applicable person’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) received by such person on a non-confidential basis from a third party source (other than you or your officers, directors, employees, advisors, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (g) for purposes of establishing a “due diligence” defense, (h) in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby or enforcement hereof or thereof, (i) to any rating agency on a confidential basis, (j) solely with respect to data about the transaction of the type customarily provided to such entities, to market data collectors and similar services providers to such Commitment Party in connection with the syndication, administration and management of the Term Facilities and (k) with your prior written consent; provided that other than with respect to the Fee Letter and its terms and substance, the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date of execution of the Facility Documentation, at which time any confidentiality undertaking in the Facility Documentation shall supersede the provisions in this paragraph.

Notwithstanding anything to the contrary in this Section 9, it is understood and agreed that nothing in this Section 9 shall impede or prohibit any person from voluntarily disclosing or providing any information within the scope of this Section 9 to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such impediment to or prohibition on disclosure set forth in this Section 9 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

10.	Affiliate Activities; Absence of Fiduciary Relationship

You acknowledge that each Commitment Party and its affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively trade the debt and equity securities (or related derivative securities) of the Company, the Target and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own accounts and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Commitment Party and its affiliates may also co- invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Company, the Target or other companies that may be the subject of the transactions contemplated by this Commitment Letter. Each Commitment Party and its affiliates will have economic interests that are different from or conflict with those of the Company or its subsidiaries regarding the Transactions, and you acknowledge and agree that no Commitment Party has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us or any of our respective affiliates, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party or its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party or its affiliates will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the Transactions. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning you, the Target and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In connection with the services and Transactions contemplated hereby, you agree that we are permitted to access, use and share with any of our bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Company, the Target or any of their respective affiliates that is or may come into our possession or the possession of any of our affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). The Commitment Parties or their affiliates may at any time be a lender under one or more existing credit facilities of the Company and/or the Target (and/or their respective subsidiaries) (in such capacity, an “Existing Lender”). The Company further acknowledges and agrees for itself and its subsidiaries that any such Existing Lender (a) will be acting for its own account as principal in connection with such existing credit facilities, (b) will be under no obligation or duty as a result of a Commitment Party’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that each Existing Lender may be entitled to take or exercise in respect of such existing credit facilities and (c) may manage its exposure to such existing credit facilities without regard to any Commitment Party’s role hereunder. The Company hereby agrees that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and agrees that it will not claim any conflict of interest relating to the relationship among such Commitment Party and the Company and its affiliates in connection with the commitments and services contemplated hereby, on the one hand, and the exercise by such Commitment Party or any of its affiliates of any of their rights and duties under any credit agreement or other agreement on the other hand.

Any review by MSSF or any of its affiliates of the Company or Target, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of MSSF and shall not be on behalf of the Company, the Target or any other party.

In addition, please note that Morgan Stanley & Co. LLC (“MS&Co.”) has been retained by the Company as a buy-side financial advisor (in such capacity, the “Financial Advisor”) to the Company in connection with the Acquisition. The parties hereto acknowledge such retention, and further agree not to assert or allege any claim based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, MSSF’s and its affiliates’ relationships with the other parties hereto as described and referred to herein. Each other person that becomes a party hereto acknowledges (i) the retention of MS&Co. as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such person on the part of MS&Co. or its affiliates.

Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers. Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

11.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction.

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT (A) THE INTERPRETATION OF THE DEFINITIONS OF “EFFECT”, “COMPANY MATERIAL ADVERSE EFFECT” AND “PARENT MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A “COMPANY MATERIAL ADVERSE EFFECT” OR “PARENT MATERIAL ADVERSE EFFECT” HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS (AS DEFINED IN EXHIBIT B HERETO) AND WHETHER YOU OR YOUR APPLICABLE SUBSIDIARY HAVE THE RIGHT TO TERMINATE YOUR OR ITS OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR TO DECLINE TO CONSUMMATE THE ACQUISITION AS A RESULT OF ANY INACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE TO BE PERFORMED SOLELY THEREIN (INCLUDING THE PROCEDURAL LAWS AND THE LAWS RELATING TO THE STATUTE OF LIMITATIONS), WITHOUT GIVING EFFECT TO ANY LAW OR PRINCIPLE THE APPLICATION OF WHICH WOULD RESULT IN THE LAW OF ANOTHER JURISDICTION GOVERNING THE TERMS THEREOF. Each of the parties hereto hereby irrevocably (a) submits, for itself and its property, to the jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim shall be heard and determined exclusively in such New York State court or such Federal court, (b) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York, located in the Borough of Manhattan or in the Supreme Court of the State of New York, New York County.

12.	Termination; Survival; Miscellaneous; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (a) the date of consummation of the Acquisition, effective immediately following such consummation, with or without the use of the Term Facilities, (b) the valid termination of the Acquisition Agreement prior to the consummation of the Acquisition in accordance with the terms thereof (and you hereby agree to notify us promptly of such termination), (c) the execution and delivery of the Facility Documentation by the Company and the other parties thereto (which commitments and agreements hereunder, subject to the following paragraph, shall thereby be superseded by the corresponding commitments and certain agreements under the Facility Documentation), and (d) the date that is five business days after the “End Date” (as defined in the Acquisition Agreement as in effect on the date hereof), as the End Date may be extended from time to time pursuant to Section 6.1(b) of the Acquisition Agreement (such earliest date described in this clause, the “Commitment Termination Date”); provided that the termination of commitments and agreements pursuant to this sentence does not preclude our or your rights and remedies in respect of any breach of this Commitment Letter or the Fee Letter during the term thereof.

The provisions set forth in Sections 3, 4, 5, 6, 9, 10 and 11 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Facility Documentation is executed and delivered; provided that your obligations under Sections 6 and 9 hereof shall, to the extent covered by the Facility Documentation, be superseded by the corresponding provisions set forth in the Facility Documentation upon the execution and delivery of the Facility Documentation by the Company and the other parties thereto. If Facility Documentation is not executed and delivered, the provisions set forth in Sections 4, 6, 9, 10 and 11 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or any Commitment Party’s commitment and agreements hereunder.

This Commitment Letter is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person (including stockholders, employees or creditors of the Company) other than the parties hereto (and the Indemnified Persons). Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject solely to conditions precedent set forth in Exhibit B.

This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto or, to the extent relating only to the rights and obligations of MSSF, by MSSF and the Company. This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by email or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. Any signature to this Commitment Letter (or any Joinder Agreement or any other amendment hereto) may be delivered by electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. This Commitment Letter and the Fee Letter are the only agreements that have been entered into by the parties hereto with respect to the Term Facilities and set forth the entire understanding of the parties hereto with respect to thereto. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

THIS COMMITMENT LETTER REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to MSSF the enclosed copy of this Commitment Letter and the Fee Letter on or before 11:59 p.m., New York City time, on October 6, 2026 (the date on which you execute the Commitment Letter and Fee Letter being referred to as, the “Countersign Date”), whereupon this Commitment Letter and the Fee Letter will become binding agreements between us and you. If not signed and returned as described in the preceding sentence by the earlier of (a) the Countersign Date and (b) the time of the public announcement of the Acquisition, this offer will terminate at such earlier time.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Andrew Doherty
Name: Andrew Doherty
Title: Authorized Signatory

[Project Sonic – Commitment Letter]

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST WRITTEN ABOVE:

ON SEMICONDUCTOR CORPORATION

By:	/s/ Thad Trent
Name: Thad Trent
Title: Executive Vice President and Chief Financial Officer

[Project Sonic – Commitment Letter]

EXHIBIT A
CONFIDENTIAL

Project Sonic
$2.45 Billion Senior Secured Term Loan Facilities
Summary of Terms and Conditions

Capitalized terms not otherwise defined in this Exhibit A shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

Borrower:	ON Semiconductor Corporation, a Delaware corporation (the “Company”).

Guarantors:
The obligations of the Company in respect of the Term Facilities (as defined below) will be jointly and severally guaranteed by each of the Company’s existing and subsequently acquired or formed subsidiaries that guarantees the obligations outstanding under the Existing Company Credit Agreement (collectively, the “Guarantors” and, together with the Company, the “Loan Parties”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Company and the Administrative Agent reasonably agree that the cost or burden of providing such a guarantee is excessive in relation to the value afforded thereby.

Lead Arrangers and Bookrunners:
Subject to the Company’s right to appoint other financial institutions as joint lead arrangers and joint bookrunners for the Term Facilities under Section 1 of the Commitment Letter, Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as “left” lead arranger and bookrunner (in such capacities, the “Arranger”) for the Term Facilities and will perform the duties customarily associated with such roles.

Administrative Agent:
To the extent the Term Facilities are documented as an “Incremental Term Loan Commitment” and an “Incremental Term Loan” under the Existing Company Credit Agreement, the existing administrative agent and collateral agent thereunder.

If the Term Facilities are documented in a stand-alone credit agreement, MSSF will act as sole and exclusive administrative agent and collateral agent for the Lenders (as defined below) under the Term Facilities and will perform the duties customarily associated with such role.

The person acting as administrative agent and collateral agent with respect to the Term Facilities is referred to herein as the “Administrative Agent”.

Lenders:	MSSF and/or other banks, financial institutions and institutional lenders selected in accordance with the Commitment Letter, but excluding any Disqualified Lender (collectively, the “Lenders”).

Exhibit A-1

Term Facilities:
Senior secured term loan facilities in an aggregate principal amount of up to $2,450,000,000, consisting of the following:

A five-year senior secured term loan A credit facility in an aggregate principal amount of up to $1,000,000,000 (the “Term Loan A Credit Facility”), and

A seven-year senior secured term loan B credit facility in an aggregate principal amount of up to $1,450,000,000 (the “Term Loan B Credit Facility” and, together with the Term Loan A Credit Facility, the “Term Facilities” and each a “Term Facility”).  Loans under the Term Facilities will be available in U.S. dollars.

Incremental Facilities:	Subject to the Documentation Principles (as defined below), to be consistent with the Existing Company Credit Agreement.

Refinancing Facilities:	Subject to the Documentation Principles, to be included subject to customary terms and conditions to be mutually agreed upon by the Company and the Arranger.

Purpose/Use of Proceeds:
The proceeds of the Term Facilities will be used solely (a) to fund the cash portion of the consideration for the Acquisition and (b) to pay fees, costs and expenses in connection with the Transactions.

Availability:
A single drawing may be made under each of the Term Facilities on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under each Term Facility shall automatically terminate.

Closing Date:	The date, on or before the Commitment Termination Date, on which the borrowings under the Term Facilities are made and the Acquisition is consummated (the “Closing Date”).

Collateral:
Subject to the Limited Conditionality Provision and customary exceptions to be set forth in the Facility Documentation, all obligations of the Company under the Term Facilities and of the Guarantors under the guarantees, will be secured by first priority perfected security interests (subject to permitted liens) in substantially all existing and after-acquired property of the Company and each Guarantor in a manner consistent with the Existing Company Credit Agreement (the “Collateral”).

Intercreditor Agreement:
To the extent the Term Facilities are documented in a single, stand-alone credit agreement, the Administrative Agent will enter into a customary pari passu intercreditor agreement with the administrative agent with respect to the Existing Company Credit Agreement and the Borrower that is reasonably acceptable to such persons.

Maturity:
The maturity date (the “Maturity Date”) of the Term Facilities will be (x) with respect to the Term Loan A Credit Facility, the date that is five years after the Closing Date and (y) with respect to the Term Loan B Credit Facility, the date that is seven years after the Closing Date.

Exhibit A-2

Amortization:
The Term Facilities will have amortization as follows:

The Term Loan A Credit Facility will amortize in quarterly installments, commencing with the first fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to (i) from the Closing Date to the first anniversary of the Closing Date, 1.25% of the original principal amount of the Term Loan A Credit Facility on the Closing Date each quarter, (ii) from the first anniversary of the Closing Date to the third anniversary of the Closing Date, 2.50% of the original principal amount of the Term Loan A Credit Facility on the Closing Date each quarter, and (iii) from the third anniversary of the Closing Date and thereafter, 3.75% of the original principal amount of the Term Loan A Credit Facility on the Closing Date each quarter, with the balance payable on the fifth anniversary of the Closing Date.

The Term Loan B Credit Facility will amortize in equal quarterly installments, commencing with the first full fiscal quarter ending after the Closing Date, in aggregate quarterly amounts equal to 0.25% of the original principal amount of the Term Loan B Credit Facility on the Closing Date with the balance payable on the seventh anniversary of the Closing Date.

Interest Rate:
All amounts outstanding under the Term Facilities will bear interest at a rate per annum equal to, at the Company’s option:

(a)          the Base Rate plus the Applicable Margin; or

(b)          Term SOFR plus the Applicable Margin.

“Applicable Margin” means (i) with respect to loans under the Term Loan A Credit Facility, as determined based on the Company’s “Total Net Leverage Ratio” (to be defined substantially identical to corresponding term in the Existing Company Credit Agreement) as set forth in the grid below and (ii) with respect to loans under the Term Loan B Credit Facility that are (x) Term SOFR loans, 2.25% and (y) Base Rate loans, 1.25%

Total Net Leverage Ratio	Term Loan A Credit Facility

	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans

Greater than 2.25 to 1.00	1.75%	0.75%

Less than or equal to 2.25 to 1.00 but greater than 1.75 to 1.00	1.50%	0.50%

Less than or equal to 1.75 to 1.00	1.25%	0.25%

As used herein, “Base Rate” and “Term SOFR” shall be defined in a manner consistent with MSSF’s customary practice, with a “floor” of 0.00% for Term SOFR; provided that neither “Base Rate” nor “Term SOFR” shall include any credit spread adjustment.

Exhibit A-3

Default Interest:
Upon the occurrence and during the continuance of a payment default, interest on amounts not paid when due will accrue at a rate of (a) in the case of principal of any loans, 2% above the rate otherwise applicable thereto or (b) in the case of any other amount, 2% above the rate applicable to Base Rate loans, with such interest being payable on demand.

Interest Payments:
Quarterly for loans bearing interest based upon the Base Rate; on the last day of each applicable interest period (which will be one, three or six months (or such shorter or longer period as shall have been consented to by each Lender)) for loans bearing interest based upon Term SOFR, provided that interest payments shall be due at the end of every three months in the case of interest periods of longer than three months; on the Maturity Date; and upon each mandatory or voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year (a 365/366-day year with respect to Base Rate loans determined on the basis of the prime rate).

Funding Protection and Taxes:	Customary for transactions of this type and subject to the Documentation Principles.

Voluntary Prepayments and Commitment Reductions:
Subject to the immediately following paragraph, each Term Facility may be prepaid in whole or in part without premium or penalty upon same business day’s (or, in the case of a prepayment of loans bearing interest based upon Term SOFR, three business days’) prior written notice. The commitments under the Term Facilities may be terminated in whole or in part by the Company at any time without penalty. Any optional prepayment of any Term Facility will be applied to the remaining scheduled amortization payments thereof as directed by the Borrower.

In the case of (a) any optional prepayment of loans under the Term Loan B Credit Facility with the proceeds of, or any exchange of loans under the Term Loan B Credit Facility into, any new or replacement U.S. dollar-denominated floating rate broadly syndicated pari passu secured term loan “B” credit facility having a lower all-in-yield than the all-in-yield of the Term Loan B Credit Facility or (b) any “repricing” amendment (and any mandatory assignment by a Lender in connection therewith) of the Term Loan B Credit Facility which reduces the all-in-yield applicable to the Term Loan B Credit Facility, in each case prior to the date that is 6 months after the Closing Date and where the primary purpose (as determined by the Borrower in good faith) of such prepayment, exchange or amendment is to reduce (and which does in fact so reduce) the all-in-yield of the Term Loan B Credit Facility, the Borrower shall pay a 1.00% prepayment fee with respect to any loans under the Term Loan B Credit Facility so prepaid, exchanged or amended (or mandatorily assigned); provided that no such fee shall be payable in connection with any transaction that would, if consummated, constitute (i) a change of control, (ii) a material disposition or a material acquisition or other similar material investment or (iii) any other transaction not otherwise permitted by the Facility Documentation.

Exhibit A-4

Mandatory Prepayments and Commitment Reductions:
Loans under the Term Facilities shall be prepaid by the following amounts (without premium or penalty):

(a)   commencing with the first full fiscal year of the Company ending after the Closing Date, 50% of Excess Cash Flow (to be defined in the Facility Documentation in a mutually agreeable manner), with step-downs to 25% upon achievement of a First Lien Net Leverage Ratio as of the end of the applicable fiscal year equal to or less than 0.25x inside the First Lien Net Leverage Ratio on the Closing Date and to 0% upon achievement of a First Lien Net Leverage Ratio as of the end of the applicable fiscal year equal to or less than 0.50x inside the First Lien Net Leverage Ratio on the Closing Date (the “ECF Prepayment Amount”); provided that the Company shall only be required to offer to prepay Loans under the Term Facilities to the extent the resulting Excess Cash Flow prepayment amount exceeds 15% of Consolidated EBITDA (to be calculated substantially identically with the corresponding term in the Existing Company Credit Agreement) calculated on a pro forma basis for the then most recently ended test period (with only amounts in excess of such threshold required to be offered to prepay); provided, further, that, at the option of the Company that (w) any voluntary or non-prohibited mandatory prepayments, buybacks, redemptions or repurchases of (i) loans under the Term Facilities, (ii) the revolving credit facility documented under the Existing Company Credit Agreement or other revolving indebtedness that is secured on a pari passu basis with the Term Facilities, in each case, to the extent commitments thereunder are permanently reduced by the amount of such prepayments, (iii) any other unsecured Indebtedness, junior secured indebtedness or indebtedness that is secured on a pari passu basis with the Term Facilities or (iv) any permanent commitment reductions of any of the foregoing (including, in each case, through loan buybacks, prepayments in connection with yank-a-bank provisions, prepayments at a discount to par and open market purchases, with credit in all cases of (i), (ii), (iii) and (iv) given for the actual principal amount of any such debt so prepaid, bought back, repurchased, redeemed or retired (other than prepayments at a discount to par, for which credit shall be limited to the amount actually paid) together with any premiums or penalties thereon), (x) the aggregate amount of capital expenditures, capitalized software expenditure or acquisitions of intellectual property, (y) the aggregate amount paid or distributed by the Company and its restricted subsidiaries (on a consolidated basis) in connection with acquisitions, other investments and any certain restricted payments and (z) certain other cash expenditures (including any taxes or tax reserves, payments of long-term liabilities and any other non-expensed cash payment), in each case of clauses (w), (x), (y) and (z), (i) made during such fiscal year or, at the option of the Company, after such fiscal year end and prior to the time such excess cash flow payment is due or budgeted or committed (including, without limitation pursuant to any letter of intent (or equivalent) or other agreement) to be made in the next 12 months after the otherwise applicable date on which such excess cash flow prepayment was required to be made (provided that the aggregate amount of any budgeted or committed cash expenditures that are not actually made during such 12 month period or funded with the proceeds of incurrences of long-term indebtedness (other than revolving indebtedness, intercompany indebtedness, indebtedness which has been repaid or any other indebtedness which is intended to be repaid from operating cash flows) shall increase the ECF Prepayment Amount for the subsequent year on a dollar-for-dollar basis and (ii) other than to the extent such prepayments, expenditures or other cash payments are funded with the proceeds of incurrences of long-term indebtedness (other than revolving indebtedness, intercompany indebtedness, indebtedness which has been repaid or any other indebtedness which is intended to be repaid from operating cash flows), shall, in the case of each of clauses (w), (x), (y) and (z), be credited against the ECF Prepayment Amount for such fiscal year on a dollar-for-dollar basis (without duplication of any amounts deducted in calculating the ECF Prepayment Amount for any prior fiscal year); provided that any of the foregoing credits described in clauses (w), (x), (y) and (z) and portion of the threshold above which an excess cash flow prepayment would be required, which are not required to be utilized in order for the ECF Prepayment Amount to be greater than $0 may be carried forward to reduce ECF Prepayment Amounts in the immediately subsequent fiscal year only (as elected by the Company);

Exhibit A-5

(b)  100% of the net after-tax cash proceeds received from the incurrence of indebtedness by the Company or any of its restricted subsidiaries (other than indebtedness permitted under the Facility Documentation (other than permitted refinancing facilities)); and

(c)  100% of the net after-tax cash proceeds in excess of the greater of (x) 15% of Consolidated EBITDA calculated on a pro forma basis for the then most recently ended test period and (y) a corresponding dollar amount of all non-ordinary asset sales by the Company and its restricted subsidiaries and casualty insurance and condemnation proceeds received by the Company and its restricted subsidiaries, subject to the right of the Company and its restricted subsidiaries to reinvest an amount equal to such proceeds if such amount is reinvested (or committed to be reinvested) in assets useful to the Company and its restricted subsidiaries’ business, including permitted acquisitions and investments or utilized to prepay indebtedness of restricted subsidiaries, within 12 months and, if so committed to be reinvested, reinvested within 6 months after such initial 12-month period, and other exceptions to be set forth in the Facility Documentation.

Exhibit A-6

All mandatory prepayments will be applied pro rata to loans under the Term Facilities and to scheduled amortization payments thereof in direct order of maturity, subject to customary provisions for lenders under the Term Facilities, as applicable, to decline mandatory prepayment proceeds.

The commitments under the Term Facilities shall terminate on the Commitment Termination Date (without giving effect to clause (c) of the definition thereof).

Mandatory prepayments will not be required to the extent the Company reasonably determines that any required repatriation of funds from the Company’s foreign subsidiaries in order to effect such prepayments would reasonably be expected to: (i) have an adverse tax consequence that is not de minimis for the Company and/or its restricted subsidiaries (taking into account foreign tax credits and other tax attributes),  (ii) contravene applicable law, (iii) give rise to a risk of liability for the directors of such subsidiaries or (iv) be prohibited by the organizational document restrictions of non-controlled entities.

Notwithstanding anything to the contrary contained herein, if the full amount of the Term Loan B Credit Facility is re-allocated to the Term Loan A Credit Facility, the Excess Cash Flow sweep described above shall be removed.

Exhibit A-7

Documentation Principles:
The Term Facilities will be documented either as (x) an incremental amendment to the Existing Company Credit Agreement (the “Incremental Amendment”) or (y) pursuant to a single, stand-alone credit agreement (the “Credit Agreement”; the Credit Agreement or the Incremental Amendment, as applicable, together with the guarantees (or reaffirmation agreements, as applicable) and other customary credit documentation with respect to the Term Facilities, the “Facility Documentation”) which will be based on, and substantially similar to the Existing Company Credit Agreement, with modifications thereto (i) to reflect the terms set forth in this Exhibit A, including the nature of the Term Facilities as term loan A and term loan B credit facilities, and in Exhibit B, (ii) to reflect the operational or administrative requirements of the Administrative Agent, (iii) to permit the consummation of the Transactions and assumption of existing debt of the Target and its subsidiaries on the Closing Date that is permitted to remain outstanding pursuant to the Acquisition Agreement (after giving effect to the Transactions), and (iv) as otherwise mutually agreed by the Company and the Arranger. The Facility Documentation shall contain (i) only those conditions to borrowing as are expressly set forth in Exhibit B to the Commitment Letter and (ii) only those mandatory commitment reductions or prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit A, in each case, applicable to the Company and its restricted subsidiaries (including the Acquired Business) and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the foregoing.  The principles set forth in this paragraph are referred to as the “Documentation Principles”.

Representations and Warranties:
Subject to the Documentation Principles, the Limited Conditionality Provision and consistent with the Existing Company Credit Agreement, consisting solely of the following representations which shall be with respect to the Company and its restricted subsidiaries (including the Acquired Business): (i) organization, powers, subsidiaries; (ii) authorization, enforceability; (iii) governmental approvals, no conflicts; (iv) financial statements, financial condition, no material adverse change; (v) properties; (vi) litigation and environmental matters; (vii) compliance with laws; (viii) Investment Company Act status; (ix) taxes; (x) ERISA; (xi) disclosure; (xii) Federal Reserve Regulations; (xiii) security interests; (xiv) USA PATRIOT Act; (xv) anti-corruption laws and sanctions; (xvi) insurance; (xvii) no default; (xviii) EEA financial institutions; (xix) plan assets, prohibited transactions; (xx) intellectual property, data security; (xxi) Outbound Investment Rules (limited to a representation that neither the Company nor any of its restricted subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in any activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under the Facility Documentation); and (xxii) solvency of the Company and its subsidiaries, on a consolidated basis, on the Closing Date after giving effect to the Transactions (such representation and warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B).

Conditions Precedent to Borrowing:	The several obligation of each Lender to make loans under the Term Facilities on the Closing Date will be subject solely to the satisfaction of the conditions set forth in Exhibit B.

Affirmative Covenants:
Subject to the Documentation Principles and consistent with the Existing Company Credit Agreement, the Facility Documentation will include only the following affirmative covenants with respect to the Company and, if applicable, its restricted subsidiaries or material subsidiaries: (i) financial statements and other information; (ii) notices of material events; (iii) existence, conduct of business; (iv) payment of taxes; (v) maintenance of properties, insurance; (vi) books and records, inspection rights; (vii) compliance with laws; (viii) use of proceeds; (ix) further assurances, additional security and guarantees; and (x) designation of subsidiaries.

Exhibit A-8

Negative Covenants:
Subject to the Documentation Principles and consistent with the Existing Company Credit Agreement, the Facility Documentation will include only the following negative covenants with respect to the Company and, if applicable, its restricted subsidiaries or material subsidiaries: (i) indebtedness; (ii) liens; (iii) restricted payments; (iv) transactions with affiliates; (vi) dispositions; (vii) changes in fiscal year, accounting standards, lines of business; (viii) fundamental changes; (ix) amendments of junior financings; (x) amendments to organizational documents; (xi) burdensome agreements; (xii) negative pledge clauses; (xiii) clauses restricting subsidiary distributions; and (xiv) suspension of certain covenants on achievement of investment grade status.

Financial Covenant:
With respect to the Term Loan A Credit Facility, a maximum Total Net Leverage Ratio of 4.00 to 1.00 to be tested at the end of each quarter (subject to the Documentation Principles, with financial definitions and “Step-Ups” during “Increase Periods” to be consistent with the Existing Company Credit Agreement).

With respect to the Term Loan B Credit Facility, none.

Events of Default:
Subject to the Documentation Principles and consistent with the Existing Company Credit Agreement, the Facility Documentation will include only the following events of default (and, as appropriate, grace periods, in each case with materiality qualifiers, limitations and exceptions consistent with the Documentation Principles) with respect to the Company and, if applicable, its restricted subsidiaries or material subsidiaries: failure to make payments when due (subject to, other than in the case of principal, grace periods consistent with the Existing Company Credit Agreement); noncompliance with covenants (subject to, in the case of certain affirmative covenants consistent with the Existing Company Credit Agreement, a 30 day grace period); representations and warranties materially incorrect when made or deemed made; cross-defaults to material indebtedness and material swap contracts; bankruptcy or insolvency proceedings; inability to pay debts; attachment; material monetary judgment defaults; certain ERISA events; invalidity of loan documents; and change of control.

Assignments and Participations:
Subject to the Documentation Principles, the Lenders may assign all or, in an amount of not less than $5,000,000, any part of their respective commitments and loans under either Term Facility, to their affiliates or one or more banks, financial institutions or other persons that are eligible assignees (to exclude any Disqualified Lender), subject to the prior written consent (each such consent not to be unreasonably withheld, conditioned or delayed) of (a) the Administrative Agent and (b) the Company, except that no consent of the Company shall be required after the Closing Date solely during the continuance of a payment or bankruptcy event of default; provided that such bank, financial institution or other person shall be deemed acceptable to the Company if the Company does not otherwise notify the Administrative Agent of its objection to such bank, financial institution or other person within 10 business days after receiving written notice thereof; provided, further, that assignments made to another Lender, an approved fund of a Lender or an affiliate of a Lender will not be subject to the above minimum assignment amount and consent requirements. The Lenders will also have the right to sell participations, subject only to customary limitations on voting rights and the Documentation Principles, in their respective shares of the loans made under the Bridge Facility.

Exhibit A-9

Amendments and Required Lenders:
Subject to the Documentation Principles, no amendment, modification or waiver of any provision of the Credit Agreement (including a waiver of any condition to the funding of the Term Facilities), will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of outstanding loans or unused commitments under the Term Facilities (the “Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to (i) reductions in the amount of principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof, (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments, (iv) amendments to any “waterfall” or application of proceeds provisions, the pro rata sharing provisions or any provisions of the Facility Documentation requiring the ratable sharing of payments of Lenders and (v) amendments to the Facility Documentation to contractually subordinate (1) the liens on all or substantially all of the Collateral to any other lien on such Collateral securing any other indebtedness for borrowed money and/or (2) any of the obligations in right of payment to any other indebtedness for borrowed money and (b) the consent of 100% of the Lenders will be required with respect to (i) reductions of any of the voting percentages and (ii) release all or substantially all of the guarantees or all or substantially all of the Collateral; provided that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.  Notwithstanding the foregoing, any amendments or waivers that adversely affect lenders in one Term Facility differently than lenders in the other Term Facility will require the approval of the lenders holding the majority of loans or commitments under the Term Facility which is adversely and differently affected thereby.

Indemnity and Expenses:	Usual and customary for a facility of this type, subject to the Documentation Principles.

Governing Law and Jurisdiction:
The Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts sitting in the County and State of New York and will waive any right to trial by jury. New York law will govern the Credit Agreement; provided, however, that (a) the determination of the accuracy of any Acquisition Agreement Representation and whether the Company or its applicable subsidiary has the right to terminate the Company’s or such subsidiary’s obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of any inaccuracy of any Acquisition Agreement Representation and (b) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be interpreted, construed and governed in all respects by and in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of law principles.

Exhibit A-10

EU/UK Bail-in Provisions:	Subject to the Documentation Principles, the Facility Documentation will contain customary EU and UK bail-in provisions.

Counsel to the Arranger and the Administrative Agent:	Davis Polk & Wardwell LLP.

Exhibit A-11

EXHIBIT B
CONFIDENTIAL

Project Sonic
$2.45 Billion Senior Secured Term Loan Facilities
Summary of Conditions Precedent

Capitalized terms not otherwise defined in this Exhibit B shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter. Subject to the Limited Conditionality Provision and the Documentation Principles, the availability of, and borrowings under, the Term Facilities shall be subject solely to the following conditions:

1.
Acquisition. The Acquisition shall have been consummated on the Closing Date, or will be consummated substantially concurrently with the funding under the Term Facilities, in all material respects in accordance with the terms of the Acquisition Agreement. The Acquisition Agreement shall not have been amended, supplemented or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, in a manner materially adverse to the interests of the Lenders or the Arranger (in either case, in their respective capacities as such) without the Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) the Arranger’s consent shall be deemed to have been given if the Arranger does not object in writing to a written request for such consent within five business days after such written request is delivered to the Arranger, (b) any reduction in the purchase price of the Acquisition shall not be materially adverse to the interests of the Lenders or the Arranger so long as such decrease is (x) less than 10% of the original consideration for the Acquisition (on an aggregate basis for all such reductions) or (y) allocated to ratably reduce the commitments in respect of the Term Facilities, (c) any increase in the purchase price of the Acquisition shall not be materially adverse to the Lenders or the Arranger so long as such increase is funded by equity or cash on hand of the Company and its subsidiaries, (d) any adjustment to the consideration for the Acquisition effected pursuant to Section 1.5(c) of the Acquisition Agreement, (e) any adjustment to the form of consideration for the Acquisition will be deemed not to be materially adverse to the interests of the Lenders or the Arrangers and (f) any fluctuation in per share value of any equity consideration component of the consideration under the Acquisition Agreement will be deemed not to be an amendment, supplement, modification or waiver under the Acquisition Agreement.

2.
Financial Statements. The Arranger shall have received (a) audited consolidated balance sheets and the related audited consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity of the Company for each of the most recent three fiscal years ending at least 60 days prior to the Closing Date, (b) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and comprehensive income, cash flows and stockholders’ equity of the Company for each fiscal quarter (other than the fourth fiscal quarter) ended since the date of the Company’s most recent audited balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date, (c)(i) audited consolidated balance sheets of the Target and its subsidiaries, and the related audited statements of operations and comprehensive income, cash flows and stockholders’ equity for the most recent fiscal year of Target ended at least 60 days prior to the Closing Date and (ii) an unaudited condensed consolidated balance sheet and related unaudited condensed consolidated statements of operations, cash flows and stockholders’ equity for each fiscal quarter (other than the fourth fiscal quarter) ended since the date of Target’s most recent audited balance sheet delivered pursuant to clause (c)(i) above and at least 40 days prior to the Closing Date, and (d) pro forma consolidated income statement and balance sheet of the Company and its consolidated subsidiaries giving effect to the Transactions.

Exhibit B-1

3.
Facility Documentation; Closing Deliverables. On or prior to the Closing Date and subject to the Limited Conditionality Provision, (a) the Borrower and each Guarantor shall have executed and delivered the applicable Facility Documentation, (b) subject to the Limited Conditionality Provision, the Company and, subject to the limitations set forth in the Section titled “Guarantors” in Exhibit A to the Commitment Letter, the Guarantors shall have executed and delivered guarantees (or, if the Term Loan Facilities are documented as an incremental facility to the Existing Company Credit Agreement, a reaffirmation agreement), in form and substance customary for transactions of this type and consistent with the Existing Company Credit Agreement and the Documentation Principles, and (c) the Administrative Agent shall have received:  (i) a customary closing certificate (as to the satisfaction of the closing conditions set forth in Sections 1 and 7 of this Exhibit B), (ii) a customary secretary’s certificate of the Company and each Guarantor, (iii)  good standing certificates (or local equivalent, if any) from the jurisdiction of organization of the Company and each Guarantor on the Closing Date dated as of a recent date (in each case to the extent applicable), (iv) a customary notice of borrowing (which shall not contain any representations or warranties or any statement as to the absence of defaults), (v) customary legal opinions; and (vi) a solvency certificate from the chief financial officer of the Company substantially in the form of Annex I hereto.

4.
Collateral Documents: Subject to the Limited Conditionality Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered by the Company and the Guarantors and, if applicable, be in proper form for filing.

5.
KYC: The Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, to the extent requested in writing to the Company by the Administrative Agent or any Lender at least 10 business days prior to the Closing Date.

6.
Fees: The Company shall have paid, prior to or substantially concurrently with the funding of the Term Facilities, all fees, expenses and other amounts payable by it under the Commitment Letter, the Fee Letter or the Credit Agreement on or prior to the Closing Date (in the case of expenses and other amounts, to the extent invoiced at least two business days prior to the Closing Date).

7.
Accuracy of Certain Representations and Warranties. (a) The Acquisition Agreement Representations shall be true and correct in all material respects, in each case, as of the Closing Date (although any Acquisition Agreement Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) solely to the extent required by the Limited Conditionality Provision and (b) the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects), in each case as of the Closing Date (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

Exhibit B-2

Annex I to Exhibit B

[FORM OF] SOLVENCY CERTIFICATE
OF
ON SEMICONDUCTOR CORPORATION

Pursuant to Section [●] of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among ON Semiconductor Corporation, a Delaware corporation (the “Company”), the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, the undersigned hereby certifies, solely in such undersigned’s capacity as chief financial officer of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds thereof:

(a)  the fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)  the present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)  the Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)  the Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Annex I to Exhibit B

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as chief financial officer of the Company, on behalf of the Company, and not individually, as of the date first stated above.

ON SEMICONDUCTOR CORPORATION

By:
Name:
Title:

Annex I to Exhibit B